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                                                                      EXHIBIT 12



                            LDM Technologies, Inc.
               Computation of Ratio of Earnings to Fixed Charges
                     (thousands of dollars, except ratios)



                                                                                  Years ended September
                                                           -------------------------------------------------------
                                                            1992        1993        1994        1995          1996
                                                           -------------------------------------------------------
Earnings available for fixed charges:

  Income from continuing operations before income
  taxes, minority interest and extraordinary item          $1,141       $4,490      $6,559      $11,537     $5,108

  Interest,including amortization of debt
  issuance costs                                              339          779       2,144        3,340      4,060

  Less, interest capitalized during the year                                                       (162)      (780)

  Amortization of capitalized interest                                                                          16

  Portion of operating lease rentals deemed to be
  interest                                                    250          275         450          650        600
                                                           -------------------------------------------------------
       Total earnings available for fixed charges          $1,730       $5,544      $9,153      $15,365     $9,004
                                                           =======================================================

Fixed charges:

  Interest, including amortization of debt
  issuance costs                                           $  339       $  779      $2,144      $ 3,340     $4,060

  Portion of operating lease rentals deemed to be
  interest                                                    250          275         450          650        600
                                                           -------------------------------------------------------
       Total fixed charges                                 $  589       $1,054      $2,594      $ 3,990     $4,660
                                                           =======================================================

Ratio of earnings to fixed charges                            2.9          5.3         3.5          3.9        1.9

